                                                                     EXHIBIT 2.1




                           REAL ESTATE SALE AGREEMENT

                                     BETWEEN

            SUMMIT PROPERTIES PARTNERSHIP, L.P., A DELAWARE LIMITED
                                  PARTNERSHIP,

                                       AND

                              HOLLOW CREEK, L.L.C.

                   A NORTH CAROLINA LIMITED LIABILITY COMPANY,

                                       FOR

                             SUMMIT GREEN APARTMENTS
                            CHARLOTTE, NORTH CAROLINA

                       SUMMIT HOLLOW APARTMENTS - PHASE I
                            CHARLOTTE, NORTH CAROLINA

                             SUMMIT CREEK APARTMENTS
                            CHARLOTTE, NORTH CAROLINA

                            SUMMIT STATION APARTMENTS
                                 TAMPA, FLORIDA

                        SUMMIT HILL APARTMENTS - PHASE I
                          DURHAM COUNTY, NORTH CAROLINA

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.       Purchase and Sale.....................................................1
2.       Purchase Price; Earnest Money.........................................3
3.       Closing...............................................................3
4.       Conditions to Closing.................................................6
5.       Evidence of Title and Survey..........................................7
6.       Seller's Representations and Warranties...............................8
7.       Purchaser's Representations and Warranties...........................12
8.       Seller's Covenants...................................................12
9.       Prorations...........................................................13
10.      Transfer Taxes; Title Charges........................................15
11.      Risk of Loss.........................................................15
12.      Condemnation.........................................................15
13.      Default..............................................................16
14.      Notice...............................................................17
15.      Time of Essence......................................................18
16.      Purchaser's Termination of Agreement.................................18
17.      Governing Law........................................................18
18.      Counterparts.........................................................18
19.      Captions.............................................................18
20.      Assignment...........................................................19
21.      Binding Effect.......................................................19
22.      Modifications; Waiver................................................19
23.      Entire Agreement.....................................................19
24.      Partial Invalidity...................................................19
25.      Allocation of Purchase Price.........................................19
26.      Broker...............................................................19
27.      Confidentiality......................................................20
28.      Recording............................................................20
29.      Hart-Scott-Rodino Filing.............................................20
30.      Termination of Contracts.............................................20
31.      Counterparts.........................................................21

                                  EXHIBIT INDEX


EXHIBIT REFERENCE     CONTENT
-----------------     -------
EXHIBIT "A"           Legal Description
EXHIBIT "B"           Inventory of Personal Property
EXHIBIT "C"           Rent Rolls
EXHIBIT "D"           Service Contracts
EXHIBIT "E"           Assignment and Assumption of Intangible Property and Other
                      Rights
EXHIBIT "F"           Escrow Trust Instructions
EXHIBIT "G"           Permitted Encumbrances
EXHIBIT "H"           Warranty Bill of Sale
EXHIBIT "I"           Assignment and Assumption of Leases and Security Earnest Moneys
EXHIBIT "J"           Seller's Disclosure Documentation
EXHIBIT "K"           Form of Property Management Agreement
EXHIBIT "L"           Schedule of Current Insurance

                           REAL ESTATE SALE AGREEMENT

         THIS AGREEMENT is entered into as of this 20th day of November, 1998, between SUMMIT PROPERTIES PARTNERSHIP, L.P., a Delaware limited partnership ("SELLER"), and HOLLOW CREEK, L.L.C., a North Carolina limited liability company ("PURCHASER").

         1. PURCHASE AND SALE. In consideration of their mutual covenants set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) and on the terms and conditions set forth herein, the following:

         (a) All of the five (5) parcels of land described on EXHIBIT "A" attached hereto and made a part hereof, including but not limited to the apartment complexes commonly known individually as (i) "Summit Green Apartments" in Charlotte, North Carolina, containing 300 apartment units, on-site parking spaces, an office/clubhouse, tennis courts, a swimming pool and related facilities ("SUMMIT GREEN APARTMENTS"); (ii) "Summit Hollow Apartments - Phase I" in Charlotte, North Carolina, containing 232 apartment units, on-site parking spaces, an office/clubhouse, tennis courts, a swimming pool and related facilities ("SUMMIT HOLLOW APARTMENTS"); (iii) "Summit Creek Apartments" in Charlotte, North Carolina, containing 260 apartment units, on-site parking spaces, an office/clubhouse, tennis courts, a swimming pool and related facilities ("SUMMIT CREEK APARTMENTS"); (iv) "Summit Station Apartments" in Tampa, Florida, containing 230 apartment units, on-site parking spaces, an office/clubhouse, tennis courts, a swimming pool and related facilities ("SUMMIT STATION APARTMENTS"); and (v) "Summit Hill Apartments - Phase I" in Durham County, North Carolina, containing 411 apartment units, on-site parking spaces, an office/clubhouse, tennis courts, a swimming pool and related facilities ("SUMMIT HILL APARTMENTS"); together with all right, title and interest of Seller in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the land (Summit Green Apartments, Summit Hollow Apartments, Summit Creek Apartments, Summit Station Apartments, and Summit Hill Apartments are hereinafter referred to individually as a "COMPLEX" and collectively as the "REAL ESTATE").

         (b) All structures, buildings, and improvements located on the Real Estate ("IMPROVEMENTS").

         (c) All furniture, fixtures, equipment, appliances and other items of personal property owned by Seller located on or in the Real Estate or Improvements and used in connection with the operation and maintenance of the Real Estate or Improvements including by way of example and not by way of limitation, carpeting, light fixtures, heating and air conditioning units and equipment, water heaters and equipment, shrubbery, office equipment and maintenance equipment, and including, but not limited to, the property described in the inventory attached hereto as EXHIBIT "B" ("PERSONAL PROPERTY").

         (d) Seller's interest in all leases, licenses and other agreements with respect to equipment and other personal property used by Seller in connection with the operation of the Premises ("EQUIPMENT LEASES"), provided that such Equipment Leases are assignable by Seller without the consent of any other party thereto and without the payment by Seller of any fees, costs or expenses.

         (e) Seller's interest in all leases, licenses, and other agreements to occupy the Real Estate and/or the Improvements, or any portion thereof, as amended from time to time, in effect on the Closing Date (as hereinafter defined) (all such leases, licenses and other agreements being sometimes collectively referred to herein as "LEASES"), including, but not limited to, the leases listed on EXHIBIT "C" attached hereto, as well as all security, pet and other deposits, if any, made by tenants under the Leases.

         (f) All intangible property owned by Seller and used in connection with the Real Estate, Improvements and Personal Property, but without any warranty as to Seller's rights to use or transfer ownership therein and only to the extent assignable without the consent of any other party and without the payment by Seller of any fees, costs or expenses, including all trademarks and trade names used in connection with any part of the Real Estate and Improvements specifically including the names "Summit Green Apartments", "Summit Hollow Apartments", "Summit Creek Apartments", "Summit Station Apartments", and "Summit Hill Apartments", and all plans and specifications, if any, in the possession of Seller or Seller's property manager, Summit Management Company ("PROPERTY MANAGER"), which were prepared in connection with the construction of any of the Improvements, all hereditaments, privileges, tenements and appurtenances belonging to the Real Estate, all operating manuals, licenses, permits and warranties now in effect with respect to the Real Estate, Improvements and Personal Property, all written contracts listed on EXHIBIT "D" attached hereto and made a part hereof ("SERVICE CONTRACTS") in effect at Closing (as hereinafter defined) and which are not terminated as hereinafter provided, in any way relating to the Premises (as hereinafter defined), which will survive the Closing ("INTANGIBLE PROPERTY"), all of which shall be transferred to Purchaser pursuant to an assignment in the form attached hereto as EXHIBIT "E" ("ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY AND OTHER RIGHTS").

         The Real Estate, Improvements, Personal Property, Equipment Leases, Leases and Intangible Property are sometimes collectively referred to herein as "PREMISES".

         Within five (5) business days after the Effective Date, Seller shall deliver to Purchaser (i) the plans and specifications, if any, in the possession of Seller or Property Manager, for the improvements in all of the Complex; (ii) copies of all leases shown on EXHIBIT "C"; provided, however, that in lieu of delivering copies of such Leases, Seller may elect to make the originals available on site at each Complex for review and copy, at Seller's expense, by Purchaser and provided further, that in the event an original lease cannot be located by Seller, it may substitute a copy thereof certified by Seller to be true, correct and complete in all respects; (iii) copies of certificates of occupancy for each building within each Complex in the possession of Seller or Property Manager; and (iv) copies of all title insurance policies and surveys in Seller's possession.

         2. PURCHASE PRICE; EARNEST MONEY. The purchase price for the Premises shall be SIXTY-EIGHT MILLION SIX HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($68,625,000) ("PURCHASE PRICE"). The Purchase Price shall be payable as follows:

         (a) FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000) ("EARNEST MONEY") shall be tendered to Seller as earnest money in the form of Purchaser's cashier's check or certified check made payable jointly to Seller and the Title Company (as hereinafter defined) or wire transfer to Title Company's escrow account, within three (3) business days after the date of complete execution of this Agreement by Seller and Purchaser ("EFFECTIVE DATE"). Unless otherwise provided by this Agreement, the Earnest Money shall be applied to the Purchase Price at Closing. Upon execution of this Agreement by Seller, the Earnest Money shall be deposited with and held by Title Insurance Company of North Carolina, Inc. at its offices located at 521 East Morehead Street, Suite 140, Charlotte, North Carolina ("TITLE COMPANY") in accordance with Escrow Instructions substantially in the form attached hereto as EXHIBIT "F" with such changes as may be necessary to conform to the particulars of this Agreement, executed by counsel for Seller and Purchaser ("ESCROW INSTRUCTIONS"). Except in the event of termination of or failure to close this transaction by reason of Purchaser's default, any interest earned on the Earnest Money shall belong to Purchaser and may, at Purchaser's option, be applied to the Purchase Price at Closing. Except in the event of the failure to close this transaction by reason of a default of Seller or unless Purchaser is otherwise expressly entitled to the return of all or a portion of the Earnest Money in accordance with the provisions of this Agreement, in which case all or any such portion of the Earnest Money shall be returned to Purchaser in accordance with the applicable terms hereof, the Earnest Money shall be nonrefundable and shall be paid to Seller as set forth herein.

         (b) Not later than 10:00 a.m., EST, on the Closing Date (as hereinafter defined), Purchaser shall deposit with the Title Company, in immediately available funds, the sum necessary, along with the Earnest Money, to make the total consideration paid to Seller at Closing equal to the Purchase Price, plus or minus prorations as hereinafter provided.

         3.       CLOSING.

         (a) The consummation of the purchase and sale of the Premises ("CLOSING") shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina, on a date mutually agreed upon by the parties, but not later than December 31, 1998, unless such date is extended as expressly provided in this Agreement or by written agreement of the parties. The date on which the Closing occurs shall be the date referred to in this Agreement as the "CLOSING DATE".

         (b) The Purchase Price shall be paid and all documents necessary for the consummation of this transaction shall be executed and delivered on the Closing Date, and Seller shall deliver possession of the Premises to Purchaser on the Closing Date.

         (c) At or prior to Closing, Seller shall execute, where necessary, and deliver to Purchaser the following documents:

                  (1) Special Warranty Deeds (with respect to the Real Estate located in the State of North Carolina, on the most current North Carolina Bar Association form) in recordable form properly executed on behalf of Seller, conveying to Purchaser the Real Estate and Improvements in good and marketable fee simple title, free and clear of all liens, charges and encumbrances, subject only to the lien of ad valorem property taxes to be pro rated at Closing as provided below, the title exceptions set forth on EXHIBIT "G" attached hereto and incorporated herein by reference, and such other matters as may be accepted by Buyer in writing (the "PERMITTED ENCUMBRANCES");

                  (2) A Warranty Bill of Sale in the form attached hereto as EXHIBIT "H" executed by Seller, conveying to Purchaser the Personal Property free and clear of all liens, charges and encumbrances except the Permitted Encumbrances;

                  (3) A duly executed and acknowledged Assignment and Assumption of Leases and Security Earnest Moneys assigning and conveying to Purchaser the landlord's interest in, to and under the Leases, and providing that Seller shall indemnify Purchaser against any and all leasing commissions and similar compensation, claims, actions, charges, expenses (including, without limitation, attorneys' fees and court costs) and liabilities relating to the leases and arising prior to the Closing Date, and containing an assumption by Purchaser of Seller's obligations under the Leases accruing from and after the Closing Date (including any obligations relating to security deposits), all in the form attached hereto as EXHIBIT "I";

                  (4) Executed written notices of the sale, in form and substance approved by Purchaser, addressed and directed to each tenant of a Complex, giving each tenant notice of this sale and directing each tenant to pay all rent due under the terms of its tenancy to such person and at such place as Purchaser shall direct.

                  (5) Originals of all Leases listed on EXHIBIT "C"; provided, however, that in lieu of delivering the originals of such Leases at Closing, Seller may elect to make the originals available on site at each Complex and provided further, that in the event an original lease cannot be located by Seller, it may substitute a copy thereof certified by Seller to be true, correct and complete in all respects. If any changes are made in the leases described on EXHIBIT "C" between the Effective Date and the Closing Date, Seller shall deliver to Purchaser a certified and updated rent roll on the Closing Date, which shall be substituted as EXHIBIT "C". The security and pet deposits, if any, listed on EXHIBIT "C" shall be sufficient to cover the landlord's liability therefor under the leases assigned. Seller shall indemnify, hold harmless and defend Purchaser against any damages Purchaser may suffer as a result of any inaccuracy in the amount of security and pet deposits as reflected in EXHIBIT "C", as amended at closing. Purchaser shall receive a check at closing in the amount of the security and pet deposits listed on EXHIBIT "C", as amended at closing.

                  (6) An affidavit sworn by an officer of Seller to the effect that Seller is not a "foreign person" as that term is defined in
         Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, which affidavit shall be in such form as may be prescribed by federal regulations;

                  (7) A duly executed and acknowledged Assignment and Assumption of Intangible Property and Other Rights in the form attached hereto as EXHIBIT "E" assigning and conveying to Purchaser the Intangible Property and providing that Seller shall indemnify Purchaser against any claims, actions, charges, expenses (including, without limitation, attorneys' fees and court costs) and liabilities relating to the Intangible Property and arising prior to the Closing Date containing an assumption by Purchaser of Seller's obligations arising out of Seller's ownership of the Intangible Property from and after the Closing Date;

                  (8) Seller's Disclosure Documentation set forth on EXHIBIT "J" attached hereto ("SELLER'S DISCLOSURE DOCUMENTATION");

                  (9)      Counterparts of a closing statement;

                  (10) All documents and instruments reasonably required by the Title Company to issue a title policy or policies on the Real Estate and Improvements in accordance with SECTION 5 of this Agreement;

                  (11) An affidavit indicating that, as of the Closing Date, there are no outstanding unsatisfied judgments, tax liens which would constitute a lien against any of the Premises or bankruptcies against Seller; and that there are no other unrecorded interests in the Real Estate of any kind other than the leases listed on EXHIBIT "C".

                  (12) An affidavit to the title insurance company sufficient for Purchaser to obtain title insurance without exception for mechanic's or materialmen's liens.

                  (13) All other documents affecting title to and possession of the Premises and necessary to transfer or assign the same to Purchaser, free and clear of all liens, charges and encumbrances except the Permitted Encumbrances.

                  (14) An opinion by counsel for Seller in form and substance satisfactory to Purchaser that all of the above-described instruments have been duly and validly authorized, executed and delivered by Seller and its duly authorized officers, members, managers or partners.

                  (15)     A statement certifying that all of the
         representations and warranties contained in SECTION 6 of this Agreement are true and correct as of the Closing Date, which statement shall survive closing.

                  (16) A termite inspection report prepared at the sole cost and expense of Seller by an inspector reasonably acceptable to Purchaser certifying that all buildings in the Complex are free from termite or other wood-destroying organism damage or infestation as of the Closing Date.

         (d) At or prior to Closing, Purchaser shall execute, where necessary, and deliver to Seller the following documents:

                  (1) An Assignment and Assumption Agreement, pursuant to which Purchaser shall assume the obligations of Seller under the leases and tenancies listed on EXHIBIT "C" from and after the Closing Date and shall indemnify Seller against any and all leasing commissions and similar compensation, claims, actions, charges, expenses (including, without limitation, attorney's fees and court costs) and liabilities relating to the leases or the security or pet deposits assigned by Seller to Purchaser, and arising in connection with acts or omissions occurring after the Closing Date.

                  (2) An Assignment and Assumption Agreement, pursuant to which Purchaser shall assume the obligations of Seller under the service and other contracts set forth on EXHIBIT "D" that are being assumed by Purchaser, and shall indemnify Seller against any and all claims, actions, charges, expenses (including, without limitation, attorney's fees and court costs) and liabilities relating to the contracts arising in connection with acts or omissions occurring after the Closing Date.

                  (3) The Property Management Agreement whereby Purchaser hires the Property Manager to be the Property Manager for the Premises, such Property Management Agreement to be in the form and upon the terms attached hereto as "EXHIBIT K".

         4. CONDITIONS TO CLOSING. In addition to all other conditions to the completion of the transaction described in this Agreement, Seller and Purchaser agree that the Closing is subject to satisfaction, approval or waiver by Purchaser of the following conditions:

         (a) On or before 5:00 p.m., EST, on November 15, 1998 ("DUE DILIGENCE PERIOD"), inspection and approval of Seller's Disclosure Documentation, which shall be or has been made available by Seller to Purchaser. Purchaser acknowledges that the information supplied to or made available to Purchaser by Seller as provided in this SECTION 4(a) shall not be released or disclosed to any other parties unless and until this transaction has closed without the prior written consent of Seller. Seller shall not withhold its consent to disclosure of such information to Purchaser's attorney identified in
SECTION 14 of this Agreement, provided such attorney agrees in writing to keep such information confidential. In the event that this transaction is not closed for any reason, then Purchaser shall refrain, and shall cause its agents, representatives and accountants to refrain, from disclosing all such information to any other party.

         If any of the conditions set forth in this SECTION 4(A) are not satisfied or waived in writing by Purchaser before the expiration of the Due Diligence Period, Purchaser shall notify Seller and the Title Company in writing of the termination of this Agreement ("PURCHASER'S TERMINATION NOTICE") prior to the expiration of the Due Diligence Period. Upon receipt of Purchaser's Termination Notice, the Earnest Money shall be immediately returned to Purchaser by the Title Company, both Seller and Purchaser shall be released and discharged from all further obligations under this Agreement, and neither Seller nor Purchaser shall be subject to any claim by the other for damages of any kind. If Purchaser's Termination Notice has not been served upon Seller and Title Company prior to the expiration of the Due Diligence Period, all conditions in this SECTION

4(a) shall be deemed to have been satisfied or waived and Purchaser's obligations to close shall be firm with respect to the conditions of this
SECTION 4(a).

         (b) On or before 5:00 p.m., EST, on the last day of the Due Diligence Period, inspection and approval, in Purchaser's sole and absolute discretion, of the physical condition and use of the Premises, at Purchaser's sole cost, including without limitation, the availability of access, utility services, zoning, environmental risks, engineering and soil conditions. For the purpose of conducting physical inspections, Seller agrees to provide Purchaser and its authorized agents reasonable access to the Premises at all reasonable times on business days during the Due Diligence Period upon at least twenty-four
(24) hours prior written notice to Seller, and Purchaser shall conduct such inspections in a manner not disruptive to tenants or to the operation of the Premises. Such notice shall identify whether Purchaser wishes to have the Property Manager in attendance at such site visit and shall detail the scope of the due diligence Purchaser intends to conduct during its access to the Premises. Purchaser shall not enter the Premises or contact any tenants or Property Manager without Seller's prior written consent. Purchaser hereby agrees to indemnify Seller and to hold Seller, Seller's agents and employees and the Property harmless from and against any and all losses, costs, damages, claims and liabilities including, but not limited to, mechanics' and materialmen's liens and attorneys' fees, arising out of or in connection with Purchaser's access to or entry upon the Premises under this SECTION 4(B). Purchaser's indemnity and hold harmless pursuant to this SECTION 4(B) shall survive the termination or expiration of this Agreement by Closing or otherwise.

         If any of the conditions set forth in this SECTION 4(B) are not satisfied or waived in writing by Purchaser before the expiration of the Due Diligence Period, Purchaser shall notify Seller and the Title Company in writing of the termination of this Agreement ("PURCHASER'S SECOND TERMINATION NOTICE") prior to the expiration of the Due Diligence Period. Upon receipt of Purchaser's Second Termination Notice, the Earnest Money shall be immediately returned to Purchaser by the Title Company, both Seller and Purchaser shall be released and discharged from all further obligations under this Agreement, and neither Seller nor Purchaser shall be subject to any claim by the other for damages of any kind. If Purchaser's Second Termination Notice has not been served upon Seller and Title Company prior to the expiration of the Due Diligence Period, all conditions in this SECTION 4(B) shall be deemed to have been satisfied or waived and Purchaser's obligations to close shall be firm with respect to the conditions of this SECTION 4(B).

         5.       EVIDENCE OF TITLE AND SURVEY.

         (a) Title Commitment. On or before the expiration of the Due Diligence Period, Purchaser shall cause its attorney to examine the title to the Real Estate and advise Seller in writing of any objections to that title (which objection shall not include any Permitted Encumbrances). If objections to title are made as provided in this SECTION 5(A), Seller shall make a good faith effort to remedy the objection to the reasonable satisfaction of Purchaser and its attorney within fourteen (14) days from the date of notice of any objection. Notwithstanding any provision to the contrary, Purchaser shall not be obligated to object to any title encumbrance that can be removed solely by the payment of money, such as mortgages or liens, and such encumbrances shall be satisfied or cancelled of record by Seller at Closing. In the event any objection is not so cured or remedied within the fourteen (14) day period, the Purchaser, at its election, shall have the right to: (a) accept such title subject to the objection; or (b) terminate this Agreement and receive the return of the Earnest Money. In the event no such objections are made within the Due Diligence Period, Purchaser shall have no right to raise objections to title which arise prior to the date of its examination of title made within the Due Diligence Period. However, if any additional title objection arises after Purchaser's examination of title made during the Due Diligence Period and prior to Closing Date, Purchaser shall have the same rights and elections with respect to that subsequent objection that it had with respect to objections arising during its examination of title made within the Due Diligence Period. If any such additional title objection is a lien or encumbrance which may be removed by the payment of a definite and ascertainable amount, Seller shall, at its election, either pay same or post a bond to cover such payment, and upon such payment or the posting of a bond, as the case may be, Purchaser shall proceed to purchase the Premises.

         (b) Survey. On or before 5:00 p.m., EST, on December 11, 1998 ("SURVEY PERIOD"), Purchaser shall cause to be prepared an accurate survey of the Real Estate and Improvements associated with each Complex certified by a registered land surveyor in the state in which the Complex is located. Each survey shall show the boundaries and the acreage, to the nearest 1000th of an acre, of the Complex, the location of all easements, buildings, improvements and/or encroachments, if any, located thereon, together with a legal description of the Real Estate that is associated with the Complex. If the legal description in any survey differs from the applicable legal description attached hereto, then, in addition to the deed to be delivered by Seller at Closing, Seller will execute in favor of Purchaser a non-warranty deed which uses the legal description from Purchaser's new survey. Seller shall execute any reasonable affidavit which is customarily required by the Title Company providing the owner's title insurance policy referred to in this section to issue the policy to Purchaser without any survey exception.

         If any survey of a Complex reveals an encroachment, a title defect or other physical condition of a material nature, including without limitation that any of the Improvements are non-conforming structures under either the applicable zoning regulations or the applicable building codes, that are not "legally non-conforming," and that was not revealed in connection with the title examination conducted by Purchaser pursuant to SECTION 5(A) of this Agreement or the physical inspection of the Premises conducted by Purchaser pursuant to
SECTION 4(B) of this Agreement, Purchaser shall advise Seller in writing of any survey objections prior to the expiration of the Survey Period. If objections to survey are made as provided in this SECTION 5(B), Seller shall make a good faith effort to remedy the survey objection to the reasonable satisfaction of Purchaser and its attorney within fourteen (14) days from the date of notice of any objection In the event any survey objection is not so cured or remedied within the fourteen (14) day period, the Purchaser, at its election, shall have the right to: (a) accept the Premises subject to the survey objection; or (b) terminate this Agreement and receive the return of the Earnest Money.

         6. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants that as of the date of this Agreement and as of the Closing Date:

         (a) Seller has all requisite power and authority to execute this Agreement, the closing documents listed in SECTION 3 of this Agreement and all other documents required to be delivered by Seller, and to assume and perform all of its obligations under this Agreement; the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by such action as may be required; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not violate the organizational documents of Seller and do not and will not conflict with or result in the breach of any condition or provision of, or constitute a default under, the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which affects the Premises other than any "due-on-sale" or similar clause in a mortgage instrument being satisfied at Closing;

         (b) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business and is in good standing in North Carolina and Florida. Seller has full power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets now owned or leased and operated by it;

         (c) Attached hereto as EXHIBIT "C" is a true, correct, and complete rent roll for each Complex, identifying each apartment unit; the name of each tenant; the monthly rent paid by each tenant, including any rent or other monetary concessions made by Seller; any delinquency in the payment of such rents; the term and expiration date of each lease; a statement of any defaults existing under each Lease; the amounts and terms of each tenant's security and pet deposits, if any; and a list of all vacancies. To the best of Seller's knowledge, the Leases are in full force and effect, have been validly executed and there have been no written or oral modifications, alterations or amendments of or to the leases, except as set forth on EXHIBIT "C". There are no leasing commissions payable with respect to any of the Leases other than customary apartment finders fees which have been paid in full by Seller for all Leases currently in effect or which will become in effect prior to Closing. To the best of Seller's knowledge, Seller has fulfilled all of its duties and obligations in connection with the Leases, and Seller is not in default in any material respect under any of the terms and provisions of the Leases. Seller has not received any written notice from any tenant under any of the Leases claiming a default by the landlord under a Lease other than as described on EXHIBIT "C". All Leases comply with the requirements of the laws of the state in which the apartment unit is located, including without limitation, requirements applicable to security deposits. There are no occupants of any Complex except those listed on EXHIBIT "C";

         (d) On the Closing Date, Seller will own all of the properties and assets being conveyed by this Agreement, free and clear of all liens, charges and encumbrances except the Permitted Encumbrances;

         (e) On the Closing Date, there will be no liabilities which encumber the Premises, no obligations, direct or contingent, relating to the Premises, and no service, maintenance, property management, leasing or other contracts affecting the Premises which will be in existence as of the Closing Date, other than those contracts described on EXHIBIT "D", each of which may be assumed by Purchaser and each of which is terminable on not less than thirty
(30) days' written notice;

         (f) A complete schedule of the current insurance policies covering "all-risk" property damage, rent loss, business interruption, workers' compensation, general commercial liability and all other insurance maintained by Seller with respect to the Premises is attached as EXHIBIT "L". Seller will cause all such insurance policies to be maintained in full force and effect through the Closing Date, and will assist Purchaser, at Purchaser's election, in making application prior to Closing to keep such policies in force;

         (g) Seller has received no notice of administrative agency action, litigation, condemnation proceeding or proceeding of any kind pending against Seller which relates to or affects the Premises, including any requests for public dedication, nor does Seller know of any basis for any such action;

         (h) To the best of Seller's knowledge, (i) the Premises does not contain any "HAZARDOUS MATERIALS" (as defined below) in violation of applicable "ENVIRONMENTAL LAWS" (as defined below), (ii) the Premises is not subject to federal, state or local regulations or liability because of the presence of stored, leaked, spilled or disposed petroleum products, waste materials or debris, underground storage tanks, "PCB's" or PCB items (as defined in 40 C.F.R. ss. 761.3), "asbestos" (as defined in 40 C.F.R. ss. 763.63), or the past or present accumulation, treatment, storage, disposal, spillage or leakage of any Hazardous Materials; (iii) no portion of the Real Estate is filled land, or is classified as a wetland or tidal water, as those terms are defined in 33 C.F.R. ss.328.3; and (iv) no condition exists on the Premises which is or may be characterized by any federal, state or local government or agency as an actual or potential threat or danger to public health or the environment. Seller further represents and warrants to Purchaser that the Premises shall be maintained through the Closing Date in the condition represented and warranted above. On or after the Effective Date and prior to the Closing Date, Purchaser may, at its election and at its expense, have the Property investigated by an engineer for the presence or suspected presence of the substances referenced above. As used in this SECTION 6, the term "HAZARDOUS MATERIALS" shall mean any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are defined in Environmental Laws, and the term "ENVIRONMENTAL LAWS" shall mean the Resource Conservation and Recovery Act (42 U.S.C.A. ss.ss. 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. ss.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.A. ss.ss. 1801 et seq.), the Toxic Substances Control Act (15 U.S.C.A. ss.ss. 2601 et seq.), the Clean Air Act (42 U.S.C.A. ss.ss. 7401 et seq.), and the Clean Water Act (33 U.S.C.A. ss.ss. 1251 et seq.), or any amendments thereto, or any regulations promulgated pursuant thereto, or any applicable state or local law, regulation or ordinance relating to the foregoing matters;

         (i) To the best of Seller's knowledge, all Improvements fully conform with all applicable zoning regulations and building codes and restrictions;

         (j) To the best of Seller's knowledge, the Real Estate may be used for the operation of an apartment complex without violating any federal, state, local, or any other governmental building, zoning, health, safety, platting, subdivision or other statute, ordinance or regulation, or any applicable private restriction; and no notice of the violation of any of the same has been received by Seller. Seller has obtained all licenses and permits necessary to operate each Complex in the manner in which they are operated as of the Effective Date except to the extent that failure to do so would not have a material adverse effect on such operation;

         (k) To the best of Seller's knowledge, each Complex is currently served by the public utility services sufficient for the safe and efficient operation of such Complex. Seller will cooperate with Purchaser to assure that those utility services will continue after the closing without action by or expense to Purchaser, other than the payment of normal security deposits and the bills for the period from and after the Closing Date;

         (l) Seller has furnished Purchaser with accurate income and expense statements of each Complex for calendar years 1996 and 1997, and for the months of January through September of 1998. Since the date of the most recent statement, no material changes have occurred which have adversely affected any Complex;

         (m) Seller has filed all sales, use or other excise tax returns that it was required to file pertaining to the Premises and rents or other income derived therefrom. Seller shall pay all sales and/or use taxes due on rents and other revenues received and purchases pertaining to the Premises made through the day before the Closing Date. Seller shall indemnify and hold harmless Purchaser from and against, and reimburse Purchaser with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) asserted against or incurred by Purchaser by reason of or arising from any sales and/or use taxes due on rents and other revenues received and purchases made through the Closing Date or from a breach by Seller of any statutory provisions relating to sales and use tax necessary for Purchaser to avoid transferee liability for same. Purchaser shall, with respect to the Premises, indemnify and hold harmless Seller from and against, and reimburse Seller with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) asserted against or incurred by Seller by reason of or arising from all sales and/or use taxes due on rents and other revenues received and purchases made after Closing Date;

         (n) There are no taxes (existing or deferred), charges or assessments of any nature or description arising out of the conduct of Seller's business or the operation or ownership of the Premises, which would constitute a lien against the Premises, that will be unpaid at the Closing Date, except for the lien of ad valorem property taxes due for each Complex located in North Carolina to be prorated and paid at Closing as provided below;

         (o) On the Closing Date, Seller will have complied with all of its obligations under this Agreement, unless such compliance has been waived in writing by Purchaser, and all warranties made in this SECTION 6 shall be true and correct on that date;

         (p) To the best of Seller's knowledge, there are no legal actions or proceedings pending or proceedings or threatened against the Premises which are not covered by adequate insurance nor has Seller received any notices of any violations of any zoning, land use, building codes or other statutes affecting the use, occupancy and enjoyment of the Premises that have not been cured; and

         (q) Seller has heretofore delivered to Purchaser true, complete, and correct copies of the Service Contracts. Except as may be shown on EXHIBIT "D", all of the Service Contracts are in full force and effect, Seller has not sent or received any notices of default under the Service Contracts, and, to the knowledge of Seller, there are no defaults or events which, with the passage of time or giving of notice, or both, could become a default under the Service Contracts. All charges under the Service Contracts have been paid according to the terms of the Service Contracts, except as may be shown on EXHIBIT "D".

         Seller hereby agrees that the truthfulness of each of the foregoing representations and warranties and of all other representations and warranties made in this Agreement as of the Effective Date and as of the Closing Date is a condition precedent to the performance by Purchaser of its obligations under this Agreement, and all of the foregoing representations and warranties shall be deemed to be repeated at Closing. Upon the material breach by Seller of any representation or warranty made in this SECTION 6, Purchaser, may, prior to the Closing Date, terminate this Agreement and receive the return of the Earnest Money. The foregoing shall be considered an exclusive remedy of Purchaser unless the breach resulted from the intentional action of the Seller.

         7. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller that Purchaser is a duly organized and validly existing limited liability company under the laws of the State of North Carolina and the execution and delivery of this Agreement and the transaction contemplated hereby have been duly authorized by Purchaser.

         8. SELLER'S COVENANTS. Between the date of the execution of this Agreement and the Closing, Seller agrees to continue to maintain, operate and manage the Premises in the same manner between the Effective Date and the Closing Date as it currently is being managed and operated, making every reasonable effort to do nothing which might damage the reputation of the Premises or its relations with its tenants. Seller agrees to enter into no material agreements or contracts and to incur no major expenses relating to the Premises prior to the Closing Date except for material agreements and contracts in replacement or extension of existing agreements and contracts and on terms and provisions generally consistent with the existing contracts or current market conditions and except for major expenses which are consistent with existing operating or capital budgets for the Premises, without Purchaser's prior written consent, which consent shall not be unreasonably withheld. Each Complex shall be in the same condition on the Closing Date as on the Effective Date, reasonable and ordinary wear and tear from normal use excepted. Notwithstanding the foregoing, on the Closing Date, all apartments that have been vacated at least five (5) business days prior to the Closing Date shall be in rentable condition and prepared and ready for occupancy. As used in this Agreement, the term "in rentable condition" shall mean that all mechanical, electric and plumbing systems in that apartment unit are operational, and that all decor items, such as paint, wall coverings and carpet, are in a clean and presentable condition.

         Purchaser and its representatives shall have the right from and after the Effective Date to enter upon each Complex during normal business hours for the purposes of examining the same and conducting such inspections, tests and investigations of each Complex and the Premises as it may desire, so long as Purchaser and its representatives do not unreasonably interfere with the operation of the Premises. Purchaser agrees to indemnify and hold Seller harmless from and against any liens, claims, actions, charges, damages, expenses (including, without limitation, attorney's fees and court costs) and liabilities incurred through the exercise by Purchaser of the privilege granted in the preceding sentence.

         At all reasonable times prior to and after the Closing Date, Seller shall give Purchaser, and its counsel, accountants and representatives, full access to all books and records with respect to the ownership, management and operation of the Premises, shall permit them to copy the same and shall furnish Purchaser with all such information concerning the same as Purchaser may reasonably request. Upon request by Purchaser (which such request will be made not more frequently than monthly) after the Effective Date and prior to the Closing Date, Seller shall furnish Purchaser for each Complex with a cash flow statement for the prior month, an updated rent roll and a schedule of vacant apartment units and the current asking rents for each vacant unit. All such information shall be kept confidential by Purchaser and shall be returned to Seller, with all copies thereof, if the sale of the Premises does not close.

         Seller shall continue in its normal course of business to use its best efforts to avoid having any tenant delinquent in the payment of rent or otherwise in default under the terms of its lease on the Closing Date. Seller shall not permit the acceptance of any prepayment of rent more than one month beyond the Closing Date and shall not permit the modification, alteration, amendment, extension, renewal, termination or cancellation of any lease (except in accordance with the terms of any such lease), without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed in the case of a default by a tenant. If the leases of any tenants expire before or within thirty (30) days after the Closing Date, Seller shall, without cost or expense to Purchaser, up to the Closing Date, continue its normal course of operations with respect to causing new leases to be obtained with those tenants or causing new tenants to be obtained for those apartments; and Seller shall, up to the Closing Date, continue its normal course of operations with respect to causing tenants to be obtained for apartments which are not rented on the Effective Date; provided, however, that all such leases shall be drawn upon the form of lease presently used by Seller; shall be for a term no longer than one (1) year; and shall include rents in amounts approved in advance by Purchaser.

         9. PRORATIONS. The following adjustments to the Purchase Price paid hereunder shall be made between Seller and Purchaser:

         (a) All real estate taxes, special assessments and personal property taxes payable with respect to the Premises for the calendar or fiscal year, as the case may be, in which the Closing Date occurs, accrued but to be paid after the Closing Date, shall be prorated between Seller and Purchaser as of the Closing Date. If the actual amount of taxes and assessments is not known on the Closing Date, they shall be prorated on the basis of the amount of taxes and assessments payable for 1997 and shall be adjusted between the parties when the actual amount of taxes and assessments payable for 1998 is known to Purchaser and Seller. If any special assessments exist or are levied on any Complex prior to the Closing Date, Seller shall cause such assessments to be paid in full at Closing. The ad valorem property taxes due for the each Complex located in North Carolina shall be prorated between Seller and Purchaser and paid as of the Closing Date. The provisions of this SECTION 9 shall survive Closing.

         (b) All income and expenses of the Premises shall be prorated on a daily basis between Seller and Purchaser as of the Closing Date. Through the Closing Date, Seller shall pay when due any payments of principal and interest secured by any liens or encumbrances on any Complex. Seller shall be responsible for all expenses of the Premises, and shall be entitled to all income from the Premises, attributable to the period prior to the Closing Date. Seller agrees that all expenses, charges, bills, or trade accounts maintained or incurred by Seller or its agents in connection with the management or operation of the Premises or otherwise accrued for the period prior to the Closing Date shall be paid in full on the Closing Date; provided, however, that all such expenses, charges, bills, or trade accounts which have accrued but have not yet been billed shall be paid in full by Seller at the time the bills are received. Seller shall have sole responsibility for the payment of all sales taxes, excise taxes, payroll taxes, withholding taxes or other taxes collected or payable by Seller or its agents in connection with the management or operation of the Premises for or during that period. Seller shall indemnify Purchaser against and shall hold Purchaser harmless from any costs, expenses, penalties or damages, including reasonable attorneys' fees, which may result from any failure by Seller to pay or cause to be paid any of the items described in this SECTION 9. Purchaser shall indemnify Seller against and shall hold Seller harmless from any costs, expenses, penalties or damages, including reasonable attorneys' fees, which may result from the failure of Purchaser to pay or cause to be paid any of the items described in this SECTION 9 that are attributable to the period after the Closing Date.

         Without limiting the generality of the foregoing, the following items shall be adjusted as of the Closing Date:

                  (1) Rents and other charges received for the calendar month in which the Closing Date occurs. Purchaser shall use its best efforts to assist Seller in collecting all rents and other accounts receivable that are outstanding as of the Closing Date. If Purchaser receives any payment from a debtor under any such account, the payment shall first be applied by Purchaser to rent or other payments due from that debtor from and after the Closing Date and the excess, if any, shall be applied to the account receivable.

                  (2) All other gross receipts, including, without limitation, net revenue from vending machines and laundry facilities.

                  (3) Any premium of coverage for the policy year in which the Closing Date occurs under any policy of hazard, liability, rent loss, business interruption and/or worker's compensation insurance covering the Premises, in the event Purchaser elects to purchase or assume any such policy now in force and effect and is permitted to do so. If Purchaser elects to cancel and replace any such policy, Seller shall be entitled to any refund of any prepaid premiums.

                  (4) Water and utility charges and sanitary sewer taxes, if any.

                  (5) Charges under service, management or other agreements, if any, which remain in effect after the Closing Date.

                  (6) Other operating expenses not covered by any of the above subsections.

                  (7) Immediately after Closing, Seller shall make available at the offices of Property Manager, or on site, all contracts, Leases and leasing correspondence, receipts for deposits, and unpaid bills which pertain to the Premises, together with all advertising materials, booklets, and keys, if any, used in the operation of the Premises other than those items delivered to Purchaser on or before the Closing as provided for herein. The foregoing shall not include the separate books, records, correspondence and other documentation of Seller located at its offices.

         All prorations and adjustments under this SECTION 9 shall be made against the cash sum otherwise payable by Purchaser to Seller pursuant to
SECTION 3 of this Agreement.

         10. TRANSFER TAXES; TITLE CHARGES. Seller and Purchaser agree to execute any real estate transfer declarations required by the state, county or municipality in which the Real Estate is located. Seller shall pay the cost of any state or county deed, documentary or transfer taxes. Purchaser shall pay the cost of recording the instruments of conveyance, all mortgage registration taxes, if any, the cost of any municipal transfer taxes, and all sales and transfer taxes or other fees assessed by any governmental authority against the Personal Property as the result of the sale and transfer of same as contemplated hereby. If this transaction is terminated by Purchaser prior to the expiration of the Due Diligence Period, Seller and Purchaser shall pay all escrow costs billed by the Title Company on an equal basis. If this transaction is terminated by either party on account of default by the other, the defaulting party shall pay all escrow costs billed by the Title Company. If this transaction shall close as provided in this Agreement, Closing escrow costs shall be divided equally between Seller and Purchaser; provided, however, that Purchaser shall be solely responsible for any escrow costs and other closing charges relating to Purchaser's financing, if any. The obligations of Seller and Purchaser under this SECTION 10 shall survive the Closing.

         Each party shall pay its own attorneys' fees except as otherwise provided in this Agreement.

         11. RISK OF LOSS. If, prior to the Closing Date, any Complex or any part thereof is damaged or destroyed by fire, the elements or any other destructive force or cause to the extent that repairing such damage or destruction is reasonably estimated to cost $250,000 per Complex or more, then, within ten (10) days of any such damage or destruction, Seller shall give a written notice to Purchaser specifying the insurance carrier's estimate of the amount of insurance payable as the result of such damage or destruction. Within ten (10) days after Purchaser has received the written notice described in the preceding sentence, Purchaser may elect to terminate this Agreement by delivery of written notice to Seller, in which case the Earnest Money and all interest, if any, earned thereon shall be returned to Purchaser and this Agreement shall be deemed null and void. If Purchaser elects to consummate the purchase despite the damage or destruction, or if any lesser damage or destruction has occurred, there shall be no reduction in or abatement of the Purchase Price except for an amount equal to the deductible under Seller's insurance policy, and Seller shall assign to Purchaser all of Seller's right, title and interest in and to all insurance proceeds resulting from the damage or destruction.

         12. CONDEMNATION. If, prior to the Closing Date, any judicial, administrative, or other condemnation proceedings are instituted in which a taking of any Complex is proposed which exceeds $250,000 per Complex in value, including any consequential damages to the Complex, or which affects the zoning of the Complex, renders it a non-conforming use, affects the income producing potential of the Complex, or materially affects access to or parking available on the Real Estate associated with the Complex, then within five (5) days of receipt by it of notice of the institution of any judicial, administrative, or other condemnation proceedings involving the Complex, Seller shall give a written notice to Purchaser. Within ten (10) days after Purchaser has received the written notice described in the preceding sentence, Purchaser may elect to terminate this Agreement by delivery of written notice to Seller, in which case the Earnest Money and all interest, if any, earned thereon shall be returned to Purchaser and this Agreement shall be deemed null and void. If Purchaser elects to consummate the purchase despite the institution of condemnation proceedings, or if it appears that the value of the proposed taking, including any consequential damages to the Complex, shall total $250,000 per Complex or less, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to the Purchaser all of Seller's right, title, and interest in and to any award or settlement made or to be made in the condemnation proceedings.

         13. DEFAULT. Upon the breach by Seller of any of the representations and warranties contained in SECTION 6 of this Agreement, which is discovered by Purchaser prior to the Closing Date, or the default by Seller in the performance of any other obligation of Seller set forth in this Agreement, Purchaser may, as its sole remedies available to it (except to the extent otherwise provided in SECTION 6 of this Agreement): (a) terminate this Agreement by delivery of written notice to Seller, in which event Purchaser shall be entitled to the return of the Earnest Money and all interest, if any, earned thereon; or (b) institute proceedings in any court of competent jurisdiction to specifically enforce the performance by Seller of the terms of this Agreement. Upon the breach by Seller of any representations and warranties contained in SECTION 6 of this Agreement which is not discovered by Purchaser until after the Closing Date, then Purchaser may exercise all remedies available to it at law or equity including asserting an action for money damages as a result of Seller's default; provided however, with respect to a breach of any representation or warranty contained in subsection (c), (e), (f), (g), (h), (i),
(j), (k), (l), (m), (n), or (o), of SECTION 6 of this Agreement, Seller must have delivered to Purchaser in writing, a notice of any such alleged breach specifying in detail the nature of said alleged breach on or before the first anniversary of the Closing Date and must file an appropriate complaint or other proceeding attempting to seek remedies for such alleged breach on or before the end of the fifteenth (15th) calendar month commencing after the Closing Date or be forever barred from alleging any such breach or seeking any remedy resulting therefrom.

                  If Purchaser defaults in the performance of any of its obligations under this Agreement, Seller shall be entitled to receive and retain the Earnest Money and all interest, if any, earned thereon, and to receive from Purchaser copies of all surveys, inspections, evaluations and other reports on each Complex prepared by or for Purchaser, as Seller's liquidated damages and sole remedy for Purchaser's breach, and neither party shall have any other claim against the other (except for Purchaser's breach of SECTION 28 of this Agreement, in which event Seller will be entitled to exercise all remedies available to it, at law or in equity). The parties agree that the Earnest Money is a fair and reasonable measure of the damages to be suffered by Seller in the event of such default and that the exact amount of Seller's damages is incapable of ascertainment.

         14. NOTICE. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

         If to Seller:     Summit Properties Partnership, L.P.
                           212 South Tryon Street, Suite 500
                           Charlotte, North Carolina 28281
                           Attention: Mr. Douglas E. Brout
                           Telephone No.: (704) 334-9905
                           Facsimile No.: (704) 333-8340

With Copies to:
                           Summit Properties Partnership, L.P.
                           212 South Tryon Street, Suite 500
                           Charlotte, North Carolina 28281
                           Attention: Mr. Michael G. Malone, Esq.
                           Telephone No.: (704) 334-9905
                           Facsimile No.: (704) 334-4496

                                         and

                           David H. Jones, Esq.
                           Kennedy, Covington, Lobdell & Hickman, L.L.P. NationsBank Corporate Center
                           100 North Tryon Street, Suite 4200
                           Charlotte, North Carolina 28202
                           Telephone No.: (704) 331-7481
                           Facsimile No.: (704) 441-7598

If to Purchaser:           Hollow Creek, L.L.C.
                           One Tower Square - 9PB (for regular mail)
                           205 Columbus Boulevard - 9PBA (for express mail)
                           Hartford, CT 06183-2030
                           Attention: William P. Geary
                           Telephone No.: (860) 277-7637
                           Facsimile No: (860) 954-1186

With Copies to:            The Travelers Insurance Company
                           One Tower Square - 9PB (for regular mail)
                           205 Columbus Boulevard - 9PBA (for express mail)
                           Hartford, CT 06183-2030
                           Attention: William P. Geary
                           Telephone No.: (860) 277-7637
                           Facsimile No: (860) 954-1186
                                         and

                           Caroline Wannamaker Sink, Esq.
                           Robinson, Bradshaw & Hinson, P.A.
                           101 North Tryon Street, Suite 1900
                           Charlotte, North Carolina
                           Telephone No: (704) 377-8302
                           Facsimile No: (704) 373-3902

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered (i) three (3) business days after deposit, postage prepaid in the U.S. mail, or (ii) upon deposit if a copy is also sent via facsimile to the above number at the time of deposit; or
(b) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier. The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

         15. TIME OF ESSENCE. Time is of the essence of this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which Closing must be held, expires on a Saturday, Sunday or a holiday, then such time period shall be automatically extended to the next business day.

         16. PURCHASER'S TERMINATION OF AGREEMENT. Notwithstanding any of the provisions of this Agreement to the contrary, this Agreement shall terminate ten (10) days from the Effective Date unless within such time Purchaser shall deliver to Seller (which delivery may be by facsimile transmission to Seller or Seller's attorney) a letter stating that Purchaser's member, The Travelers Insurance Company, corporate headquarters in Hartford, Connecticut has approved Purchaser's purchase of the Premises pursuant to the provisions of this Agreement. Purchaser may take such action for any reason whatsoever and is not required to furnish Seller with any statement or explanation of such reason or reasons. Thereupon, Seller will forthwith return the Earnest Money, with interest, to Purchaser, and Seller and Purchaser will thereupon be released from any further obligations hereunder.

         17. GOVERNING LAW. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of North Carolina.

         18. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         19. CAPTIONS. The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         20. ASSIGNMENt. This Agreement may not be assigned by either party without the express written consent of the other party hereto.

         21. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         22. MODIFICATIONS; WAIVER. No waiver, modification amendment, discharge or change of this Agreement shall be valid unless the same is in writing and duly executed by both parties.

         23. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

         24. PARTIAL INVALIDITY. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.

         25. ALLOCATION OF PURCHASE PRICE. Seller and Purchaser hereby agree that, for all accounting and federal income tax reporting purposes, the Purchase Price shall be allocated as follows:

         Summit Green Apartments:                     $21,600,000

         Summit Hollow Apartments - Phase I:          $ 7,500,000

         Summit Creek Apartments:                     $14,000,000

         Summit Station Apartments:                   $11,000,000

         Summit Hill Apartments - Phase I:            $14,525,000

         Seller and Purchaser agree to work and cooperate with each other to coordinate their completion of Form 8594, Asset Acquisition Statement ("FORM"), under Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or any successor form, so that the amounts allocated as set forth on such Form will be consistent.

         26. BROKER. Seller and Purchaser represent each to the other that each has had no dealings with any broker, finder or other party concerning Purchaser's purchase of the Premises. Seller and Purchaser each hereby agrees to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party other than Broker. The representations and warranties contained in this SECTION 26 shall survive the Closing or the termination of this Agreement.

         At Closing each party will deliver to the Title Company such documentation as required by the Title Company to obtain the title insurance policy to be obtained by Purchaser free of any exceptions relating to possible liens for brokerage claims, and, in addition Seller will deliver a lien waiver from the current leasing and management company for the Premises.

         27. CONFIDENTIALITY. Seller and Purchaser agree to keep this Agreement confidential and not make any public announcements or disclosures with respect to the subject matter hereof without the written consent of the other party except to the extent, if any, that such announcements or disclosures would be required by law. Seller may, however, disclose the existence of this Agreement to prospective purchasers during the Due Diligence Period.

         28. RECORDING. Seller and Purchaser agree that neither this Agreement nor any memorandum thereof may be recorded in any public registry.

         29. HART-SCOTT-RODINO FILING. Seller and Purchaser agree to cooperate in making any filing required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR ACT"), as amended, and the regulations thereunder. Each party shall make all filings required under the HSR Act within ten (10) days after the execution of this Agreement, and upon the request of the Federal Trade Commission and/or the Department of Justice, shall make any additional filings and furnish all additional information required to comply with the provisions of the HSR Act. If either the Justice Department, the Federal Trade Commission, or any other governmental agency commences action to suspend or prevent the transactions contemplated by this Agreement, and such action is not finally dismissed prior to the Closing Date, then either party may by written notice given to the other party prior to the Closing Date terminate this Agreement, in which case this Agreement shall terminate and neither party shall have any further rights or obligations hereunder.

         30. TERMINATION OF CONTRACTS. On or before the expiration of the Due Diligence Period, Purchaser shall advise Seller, in writing, which of the Service Contracts it intends to assume and which Purchaser requests that Seller terminate on or before the Closing Date. Within five (5) business days after receipt of Purchaser's notice, Seller shall advise whether any Service Contracts Purchaser has requested Seller to terminate cannot be terminated or can be terminated only with the payment of a fee or penalty and:

         (a) with respect to those Service Contracts which cannot be terminated, Purchaser shall advise, within five (5) business days of receipt of Seller's notice, that Purchaser has either agreed to assume such Service Contracts or has elected to terminate this Agreement in which latter instance, the Earnest Money and any interest accrued thereon shall be refunded to Purchaser and neither Seller nor Purchaser shall have any further liability to the other; and

         (b) with respect to those Service Contracts which can be terminated, but only with the payment of a fee or penalty, Purchaser shall advise Seller, within five (5) business days of receipt of Seller's notice, that Purchaser has either agreed to pay the termination fee or penalty or has elected to terminate this Agreement, in which latter instance the Earnest Money and any interest accrued thereon shall be refunded to Purchaser and neither party shall have any further liability to the other.

         On or before the Closing Date, Seller shall terminate all contracts related to the management and operation of the Premises (other than the Service Contracts which Purchaser has elected to assume in the manner provided herein), including, without limitation, any property management and leasing agreements, and shall deliver evidence of such termination pursuant to documentation reasonably acceptable to Purchaser. Seller shall defend, indemnify and hold Purchaser harmless from any claims or damages arising from terminated Service Contracts (unless pursuant to the terms of the Service Contract in question such Service Contract may not be terminated or unless and to the extent Purchaser is obligated to pay a termination fee or penalty in connection with the termination of a Service Contract as set forth above) or from any claims of employees whose employment was not continued after the Closing Date.

         31. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which, together shall constitute but one and the same instrument

         IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Sale Agreement under seal as of the day and year first above written.


                                    PURCHASER:

                                    HOLLOW CREEK, L.L.C., a North Carolina
                                    limited liability company       (SEAL)

                                    BY: THE TRAVELERS INSURANCE
                                    COMPANY, a Connecticut corporation, its sole
                                    member


                                    By:    /s/ B. Charles Milner
                                          --------------------------------------
                                    Its:   Vice President
                                          --------------------------------------

                                    [CORPORATE SEAL]



                                    SELLER:

                                    SUMMIT PROPERTIES PARTNERSHIP, L.P.,
                                    a Delaware limited partnership  (SEAL)

                                    BY: SUMMIT PROPERTIES INC., a Maryland
                                    corporation, its sole general partner


                                    By:    /s/ Gregg D. Adzema
                                          --------------------------------------
                                    Its:   Vice President
                                          --------------------------------------

                                    [CORPORATE SEAL]






                    (signatures continued on following page)

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG


         This 11th day of December, 1998, personally came before me Gregg D. Adzema, who being by me duly sworn, says that he/she is the Vice President of SUMMIT PROPERTIES INC., a Maryland corporation, and sole general partner of SUMMIT PROPERTIES PARTNERSHIP, L.P., a Delaware limited partnership, and that the seal affixed to the foregoing instrument in writing is the corporate seal of the corporation, and that said writing was signed and sealed by him/her, in behalf of said corporation acting in its capacity as general partner of the limited partnership, by authority duly given. And the said Vice President acknowledged the said writing to be the act and deed of said corporation in its capacity as general partner of the limited partnership.



                                           /s/Tamera M. Sanders
                                        ----------------------------------------
                                        Notary Public
My Commission Expires:                  Printed:     Tamera M. Sanders
                                                 -------------------------------

       June 2, 2002
-------------------------

[NOTARIAL SEAL]

STATE OF CONNECTICUT

COUNTY OF HARTFORD

         This 14th day of December, 1998, personally came before me B. Charles Miller, who being by me duly sworn, says that he/she is the Vice President of THE TRAVELERS INSURANCE COMPANY, a Connecticut corporation, and sole member of HOLLOW CREEK, L.L.C., a North Carolina limited liability company, and that the seal affixed to the foregoing instrument in writing is the corporate seal of the corporation, and that said writing was signed and sealed by her, on behalf of said corporation acting in its capacity as sole member of the limited liability company, by authority duly given. And the said Vice President acknowledged the said writing to be the act and deed of said corporation in its capacity as sole member of the limited liability company.



                                           /s/Cari B. Rich
                                        ----------------------------------------
                                        Notary Public
My Commission Expires:                  Printed:     Cari B. Rich
                                                 -------------------------------

   September 30, 2002
-------------------------

[NOTARIAL SEAL]